UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Schedule 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2251 Corporate Park Drive

Herndon, VA 20171

April 16, 2021

Dear Fellow Stockholder:

On behalf of ManTech’s Board of Directors and leadership team, I cordially invite you to attend the Annual Meeting of Stockholders of ManTech International Corporation, which will be held at 2251 Corporate Park Drive, Herndon, VA 20171, on Friday, May 21, 2021, at 11:00 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on Annual Meeting attendees, or we may decide to hold the Annual Meeting at a different location or by means of remote communication. We plan to announce any such updates on our proxy website (https://investor.mantech.com/annual-meeting), and we encourage you to check this website prior to the Annual Meeting if you plan to attend.

We look forward to seeing you at the meeting.

Sincerely,

Kevin M. Phillips

Chairman of the Board, CEO and President

2251 Corporate Park Drive

Herndon, VA 20171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2021

The 2021 Annual Meeting of Stockholders (the Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at 2251 Corporate Park Drive, Herndon, VA 20171, on Friday, May 21, 2021, at 11:00 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect eight (8) persons as directors of the Company, each to serve until the 2022 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 26, 2021 are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9:00 am and 5:00 pm (EDT), at the Company’s offices, located at 2251 Corporate Park Drive, Herndon, VA 20171.

We invite you to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card, and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to vote all your shares.

Although we intend to hold the Annual Meeting in person, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on Annual Meeting attendees, or we may decide to hold the Annual Meeting at a different location or by means of remote communication. We plan to announce any such updates on our proxy website (https://investor.mantech.com/annual-meeting), and we encourage you to check this website prior to the Annual Meeting if you plan to attend.

The proxy statement and form of proxy are being mailed on or about April 16, 2021.

By Order of the Board of Directors

Kevin M. Phillips

Chairman of the Board, CEO and President

Herndon, Virginia

April 16, 2021

Important Notice Regarding Availability of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 21, 2021:

The Proxy Statement, our Proxy Card and our Annual Report to Stockholders are available at

https://investor.mantech.com/annual-meeting

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2251 Corporate Park Drive

Herndon, VA 20171

PROXY STATEMENT FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the Board) of ManTech International Corporation (the Company) is soliciting proxies to be voted at the Company’s 2021 Annual Meeting of Stockholders (the Annual Meeting) to be held on Friday, May 21, 2021, at 11:00 am (EDT), at 2251 Corporate Park Drive, Herndon, VA 20171, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 2251 Corporate Park Drive, Herndon, VA 20171. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed proxy card are first being mailed to our stockholders on or about April 16, 2021 (the Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.

To elect eight (8) persons as directors of the Company, each to serve until the 2022 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified; and

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, Kevin M. Phillips, Jeffrey S. Brown, and Michael R. Putnam, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 26, 2021 (the Record Date) may vote at the Annual Meeting.

Our Stock

We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of the Record Date, a total of 40,595,528 shares were outstanding: 27,418,833 shares of Class A common stock and 13,176,695 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

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Voting Requirements and Other Matters

Quorum

The holders of a majority in voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How to Vote	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy. We encourage you to vote by submitting a proxy card even if you plan to attend the Annual Meeting.

If you vote by mail, you must sign and date each proxy card that you receive, and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf as follows:

◾ FOR the election of the eight (8) directors nominated by our Board and named in this proxy statement (Proposal 1 – Election of Directors); and

◾ FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2 – Ratification of Auditors).

If the Annual Meeting is adjourned or postponed, your proxy will still be effective and will still be voted at the Annual Meeting when reconvened. You will still be able to change or revoke your proxy until it is voted.

Voting ESOP Shares

Stockholders who are current or former employees participating in our Employee Stock Ownership Plan and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Broker Non-Votes

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. For Proposal 1, or for any other non-routine matter to come before the Annual Meeting, if you do not give instructions, the broker may not vote your shares at all (a broker non-vote). If you do not give instructions for Proposal 2, which is considered a routine matter, the broker may vote your shares in its discretion.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote.

Revoking Your Proxy

If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at the offices of our executive headquarters before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at the offices of our executive headquarters; or (iii) voting in person at the Annual Meeting.

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Votes Required	Approval of each of the proposals submitted to a vote at the Annual Meeting is subject to the affirmative vote requirement shown in the table below.

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - Election of Directors	Plurality	No
Proposal 2 - Ratification of Auditors	Majority	Yes

“Plurality” will be determined with respect to votes cast on a particular proposal. “Majority” will be determined with respect to votes present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you vote ABSTAIN on any proposal requiring a Majority, your vote will have the same effect as a vote AGAINST that proposal.

Tabulation of Votes

Mr. Michael R. Putnam, our Senior Vice President, Corporate and Regulatory Affairs, has been appointed inspector of elections for the Annual Meeting. Mr. Putnam will separately tabulate the affirmative votes, withheld or negative votes (as applicable), abstentions, and, as applicable, broker non-votes with respect to each of the Proposals.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will disclose the final results on a Form 8-K that we file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

IMPORTANT INFORMATION

We intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on Annual Meeting attendees, or we may decide to hold the Annual Meeting at a different location or by means of remote communication. We plan to announce any such updates on our proxy website (https://investor.mantech.com/annual-meeting), and we encourage you to check this website prior to the Annual Meeting if you plan to attend.

Ownership by Insiders

As of the Record Date, our directors and executive officers beneficially owned an aggregate of 460,807 shares of Class A common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that become exercisable prior to May 25, 2021) and 13,176,695 shares of Class B common stock, which together constitute approximately 33.4% and 83% of the outstanding shares and voting control of our common stock, respectively.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (the Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of our Corporate Governance Guidelines. We have posted a current copy of our Corporate Governance Guidelines, which was last amended in January 2020, on the Corporate Governance page in the Investor Relations section of our website at www.mantech.com (our Website).

Director Independence

The Board comprises a majority of directors who are independent from management. Only independent directors serve on each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and applicable SEC rules and regulations. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between such director (or any member of his or her immediate family) and the Company, its subsidiaries and its affiliates. The purpose of this evaluation was to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations:

• Richard L. Armitage • Mary K. Bush • Barry G. Campbell	• Richard J. Kerr • Peter B. LaMontagne • Kenneth A. Minihan

The Board determined that Mr. George J. Pedersen is not independent because of his voting control over the Company’s common stock, and his former roles as our Executive Chairman, Chairman of the Board and Chief Executive Officer. The Board also determined that Mr. Kevin M. Phillips is not independent given his current role as our Chairman of the Board, Chief Executive Officer and President.

Board Leadership Structure

The Board believes that no single leadership model is right for all companies at all times. Depending on the circumstances, different leadership models might be appropriate. Our Corporate Governance Guidelines do not require that the roles of CEO and Chairman of the Board be separate or combined. The Board’s policy as to whether the roles of the CEO and Chairman of the Board should be separate or combined is to adopt the practice that best serves the Company at any given point in time. The roles of Chairman of the Board and CEO at the Company remained separate until September 1, 2020 when Mr. Pedersen retired from his former position as Executive Chairman and stepped down as Chairman of the Board. The Board subsequently elected and appointed Mr. Phillips to serve as the Company’s Chairman of the Board in addition to his ongoing role as CEO and President of the Company. Mr. Pedersen continues to serve on the

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Board and has been designated by the Board as Chairman Emeritus. The Board considered the appropriateness of the Company’s leadership structure in light of the specific characteristics of the Company. The Board believes the current structure provides an effective and efficient leadership model for the Company at this time.

Because our Chairman of the Board is not an independent director, pursuant to our Corporate Governance Guidelines our independent directors have designated one of our independent directors, Mr. Campbell, to serve as the Company’s presiding independent director (Presiding Director). Mr. Campbell’s duties as Presiding Director include:

•	Coordinating the activities of the independent directors;

•	Calling for meetings or sessions of the independent directors, and coordinating the agenda and serving as the chair for such meetings; and

•	Facilitating communications between and among the independent directors and the Chairman of the Board.

Board and Committee Executive Sessions and Independent Directors Meetings

The independent directors of the Board regularly meet in executive session, without the presence of management; typically, these sessions are held following the adjournment of certain regularly-scheduled Board meetings. The Board’s independent directors meet no fewer than two times annually. Certain of the Board’s primary standing committees (including the Audit Committee and Compensation Committee) also regularly meet in executive session. As Presiding Director, Mr. Campbell chairs meetings of our independent directors; committee chairpersons preside over executive sessions for their respective committees.

Board’s Role in Risk Oversight

While risk management is a business and operational responsibility of the Company’s management team, the Board is responsible for the oversight of the Company’s risk management activities. The Board primarily oversees the management of risk through the Audit Committee. Among other activities, the Audit Committee oversees the Company’s enterprise risk management program. The Board oversees the management of risk relating to certain of the Company’s business activities (particularly those designated as classified by the U.S. government) through the Special Programs Oversight Committee. The Board and Special Programs Oversight Committee work together on a coordinated basis to oversee the management of risk related to cybersecurity and information assurance matters. The Board oversees the assessment of risks associated with the Company’s compensation policies and programs through the Compensation Committee.

Each of these committees regularly receives reports from, and discusses those reports with, members of management who are responsible for applicable day-to-day risk management functions of the Company. The chairpersons of these committees periodically report back to the Board regarding risk management activities within such committees’ respective purview. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board and Committee Self-Evaluations

Each of the Board and its primary standing committees (the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) performs regular, periodic self-evaluations (typically conducted on an annual basis). These evaluations are designed to foster candid

ManTech 2021 Proxy Statement	5

discussion regarding the adequacy and effectiveness of the Board and such committees. The Nominating and Corporate Governance Committee oversees the annual self-evaluation process. Where appropriate, the Nominating and Corporate Governance Committee may consider feedback received from the evaluation process in making recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board (and, where applicable, assignments of Board members to various committees).

Director Nominations

The Board generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees, and then recommending director candidates for nomination by the Board.

We do not have a formal policy regarding the consideration of diversity in identifying potential director nominees. However, the Nominating and Corporate Governance Committee considers diversity in its broadest sense when evaluating candidates. Our Corporate Governance Guidelines direct that the evaluation of nominees should include (among numerous other considerations) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by stockholders in submitting such recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is attached to the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperate with the evaluation process, and if the required information about the candidate has been submitted. Candidates recommended by Qualifying Stockholders will generally be evaluated by the Nominating and Corporate Governance Committee pursuant to the same process used for evaluation of all other director candidates.

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Code of Ethics

Our Standards of Ethics and Business Conduct includes a “Financial Code of Ethics” that satisfies the SEC’s requirements for a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. Our Standards of Ethics and Business Conduct also satisfies Nasdaq’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page of our Website. We are required to disclose any amendment to, or waiver of, a provision of our “Financial Code of Ethics.” We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee, or the Board generally, by writing to the following address: ManTech International Corporation Board of Directors, 2251 Corporate Park Drive, Herndon, VA 20171, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so absent exigent circumstances that prevent their attendance. In furtherance of this policy, we generally schedule one of our regular Board meetings on the same day as our annual meeting of stockholders. In 2020, all of our directors then serving on the Board attended our annual meeting of stockholders.

Availability of Corporate Governance Documents

We have made available on the Corporate Governance page of our Website a number of important documents related to our governance practices, including:

•	Certificate of Incorporation and Bylaws;

•	Charters of our standing Board Committees;

•	Standards of Ethics and Business Conduct;

•	Corporate Governance Guidelines;

•	Policy Regarding Consideration of Shareholder Nominees for Director;

•	Related Party Transactions Policy; and

•	Equity Grant Policy.

We will also make these materials available in print format to any requesting stockholder. Copies of these documents may be requested by writing to the following address: ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, Attention: Corporate Secretary.

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BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board currently comprises eight members who serve for a term that expires at the Annual Meeting. All of the directors were elected at the 2020 Annual Meeting of Stockholders. Set forth below are details regarding director attendance at board and committee meetings, the function and operation of each of the Board’s standing committees, and the compensation of our non-employee directors in 2020.

Attendance at Board and Committee Meetings

Our full Board met nine times in 2020. All of our directors attended or participated in at least 75% of the aggregate of the board meetings and the meetings of the committees on which the director served during 2020. The number of meetings held in 2020 by each of the Board’s standing committees is set forth in the information below.

Committees of the Board

The Board currently has five standing committees (although the Board may establish other committees from time to time). The following table sets forth the current composition of our Board committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Retirement Plan Committee	Special Programs Oversight Committee

Richard L. Armitage		●	Chair	●	●

Mary K. Bush *	●	●		Chair

Barry G. Campbell* P	Chair	Chair	●	●

Richard J. Kerr	●		●		Chair

Peter B. LaMontagne					●

Kenneth A. Minihan			●		●

George J. Pedersen

Kevin M. Phillips					●

●     Member         *    Audit Committee Financial Expert             P    Presiding Independent Director

Certain information regarding each standing Board committee is provided below. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in each committee’s respective charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee operates under a written charter and it reviews and reassesses the adequacy of that charter on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website.

The Board annually reviews the suitability of our Audit Committee in light of the Nasdaq listing standards’ requirements for audit committee composition and applicable SEC rules and regulations.

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The Board has determined that each member of our Audit Committee meets the heightened independence standard and other requirements for audit committee members under applicable Nasdaq listing standards and SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has determined that each of Mr. Campbell and Ms. Bush (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations, and (ii) satisfies the financial sophistication requirements of the Nasdaq listing standards. All of our Audit Committee members have a working familiarity with basic finance and accounting practices.

During 2020, the Audit Committee held five meetings. The Audit Committee meets regularly in executive session, including with our independent registered public accounting firm, without management present. Mr. Campbell serves as chairperson of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to oversee (i) the determination, implementation, and administration of the remuneration (including salary, incentive compensation payments, bonuses, equity compensation, and perquisites) of all non-employee directors and executive officers of the Company, and (ii) the administration of the Company’s stock-based compensation plans. The Compensation Committee operates under a written charter, and it reviews and reassesses the adequacy of that charter on an annual basis. The charter was most recently revised and amended in February 2019 and is available on our Website.

The Board annually reviews the suitability of our Compensation Committee in light of the Nasdaq listing standards’ requirements for compensation committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Compensation Committee meets the independence and other requirements for compensation committee members under applicable Nasdaq listing standards and SEC rules and regulations. Our Compensation Committee members also qualify as “non-employee directors” under Section 16 of the Securities Exchange Act of 1934 (the Exchange Act).

During 2020, the Compensation Committee held five meetings. At the direction of the Compensation Committee, certain members of management attend most meetings. The Compensation Committee also meets regularly in executive session without management present. Mr. Campbell serves as chairperson of the Compensation Committee.

•	Compensation Advisers

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel or other advisers, and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. The Compensation Committee conducts an independence assessment of any compensation adviser it engages; such assessment includes the consideration of the factors required by applicable Nasdaq listing standards and SEC rules and regulations.

For 2020, the Compensation Committee retained Ernst & Young LLP (EY) as its independent compensation consultant to assist the Compensation Committee with its executive compensation-related responsibilities. The services provided by EY in its capacity as the Compensation Committee’s independent compensation consultant included supporting the design of our executive compensation program, providing market consensus data for each of our executive officers, and assisting the Compensation Committee in evaluating the compensation of our non-employee directors.

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From time to time, with the consent of the Compensation Committee, the Company’s management has retained personnel at EY to perform services that are not related to work performed as the Compensation Committee’s independent compensation consultant (Additional Services), for which EY receives a fee. The Compensation Committee has approved the Company’s future use of EY for certain projects, including due diligence support for acquisitions or other corporate transactions, tax advisory services, consulting and advisory services with respect to the Company’s internal systems and, as directed by the chairperson of the Compensation Committee, consulting and advisory services related to compensation of the Company’s non-executive officers. The Company’s management did not engage EY to perform Additional Services in 2020.

Based on its review of these relationships, and independence and other factors that the Compensation Committee determines to be relevant, as well as policies and procedures implemented by the Compensation Committee and EY, the Compensation Committee has concluded that the compensation consulting advice it receives from EY is objective, and that no conflicts of interest exist that would require disclosure by the Company under applicable SEC rules.

The Company’s processes and procedures for the consideration and determination of director and executive compensation (including the roles of the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant) are discussed in the sections of this proxy statement captioned “Setting Compensation of Non-Employee Directors” and “Compensation Discussion and Analysis,” respectively.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of the Board, and recommend new director candidates to the Board when necessary and appropriate, (ii) evaluate whether incumbent directors should be nominated for re-election to the Board and make recommendations to the Board in this regard, and (iii) oversee and periodically evaluate the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates under a written charter, and it reviews and reassesses the adequacy of that charter on an annual basis. The charter was most recently revised and amended in March 2016 and is available on our Website. All members of the Nominating and Corporate Governance Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee held three meetings in 2020. Mr. Armitage serves as chairperson of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the administration of the Company’s tax-qualified and non-qualified retirement plans. The Retirement Plan Committee held four meetings in 2020. Ms. Bush serves as chairperson of the Retirement Plan Committee.

Special Programs Oversight Committee

The Special Programs Oversight Committee oversees certain of the Company’s business activities (particularly those designated as classified by the United States government for purposes of national security), and works with the Board to oversee the management of risks related to cybersecurity or information assurance matters. The Special Programs Oversight Committee held two meetings in 2020. Mr. Kerr serves as chairperson of the Special Programs Oversight Committee.

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Setting Compensation of Non-Employee Directors

Our Compensation Committee sets compensation for the Company’s non-employee directors. The Compensation Committee generally reviews non-employee director compensation on an annual basis. In conducting this review, the Compensation Committee receives input on market trends for non-employee director compensation from its independent compensation consultant, including with respect to the Company’s compensation peer group (as set forth in the “Compensation Discussion & Analysis” section of this proxy statement); however, the Compensation Committee does not target non-employee director compensation at any particular percentile or percentile range of the market data. A substantial portion of the non-employee directors’ compensation is payable in the form of stock-based compensation, in order to align the interests of the directors with those of the Company’s stockholders.

We do not compensate Mr. Pedersen or Mr. Phillips for service on the Board or any committee of the Board. Following his retirement from his role of Executive Chairman in 2020, Mr. Pedersen has continued to receive certain benefits that he received while an employee of the Company. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings. For the current Board term (which began in May 2020), equity amounts and cash compensation levels remained unchanged from the prior Board term. The compensation we paid in 2020 to our non-employee directors for their services is set forth in the table that follows.

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NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees paid in 2020 to our non-employee directors (other than Mr. Pedersen) for their services.

Name (a)	Fees paid in cash[1] ($)(b)	Stock Awards[2] ($)(c)	All Other Compensation[3] ($)(d)	Total ($)(e)

Richard L. Armitage	118,150	288,600	4,520	411,270

Mary K. Bush	119,625	288,600	4,520	412,745

Barry G. Campbell	163,375	288,600	4,520	456,495

Richard J. Kerr	119,625	288,600	4,520	412,745

Peter B. LaMontagne	85,000	288,600	4,520	378,120

Kenneth A. Minihan	93,125	288,600	4,520	386,245

[1]	The following table presents the cash compensation we pay to our non-employee directors for their service on our Board and our Board committees:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee

Board of Directors	$50,000	N/A	$1,500 for each meeting that is attended

Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per Board term

Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per Board term

Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per Board term

Retirement Plan Committee	$5,000	$7,500	$1,500 for each meeting in excess of 4 per Board term

Special Programs Oversight Committee	$5,000	$7,500	$1,500 for each meeting in excess of 4 per Board term

Presiding Independent Director	$5,000	N/A	N/A

[2]

The amounts in this column reflect the aggregate fair market value of the restricted stock award granted on May 21, 2019, as computed in accordance with ASC Topic 718, Compensation - Stock Compensation. In 2020, each non-employee director received a restricted stock grant of 4,000 shares of common stock, with a grant price of $71.11 per share (closing price of our common stock on the Nasdaq stock market on the date of grant, May 21, 2020); the restricted stock awards fully vest one year after the date of grant. Each non-employee director had unvested restricted stock awards in the amount of 4,000 shares outstanding as of December 31, 2020. Mr. Pedersen, who retired as Executive Chairman and stepped down as Chairman of the Board in September 2020, did not receive any equity awards during 2020, and had no equity awards outstanding as of December 31, 2020. Mr. Phillips, a non-employee director, was granted 57,310 time-based restricted stock units in connection with his employment by the Company in 2020. The amounts of equity outstanding as of December 31, 2020 for Mr. Phillips are show in the Outstanding Equity Awards at Fiscal Year-End Table on page 33.

[3]

The amounts in this column reflect cash dividends associated with the prior year’s restricted stock grant, which amounts were paid to the non-employee directors upon the vesting of such grant in May 2020.

12	ManTech 2021 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

The Board has nominated all of the Company’s incumbent directors to serve as directors until the 2022 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified. Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Third Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders, or until his successor is duly elected and qualified.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations, and business experience during the last five years, are set forth below.

The Board has concluded that each of the incumbent directors should be nominated for re-election based on the specific experience, qualifications, attributes and skills identified in the biographical information below, in light of the Company’s business and structure.

Name	Age	Director Since

George J. Pedersen	85	1968

Mr. Pedersen is the Company’s co-founder. Mr. Pedersen has served as a director of ManTech since 1968. He served as the Company’s Chairman of the Board from 1979 to 2020. Mr. Pedersen also served as the Company’s Executive Chairman from 2018 to 2020, and served as the Company’s CEO until the end of 2017. In the past, Mr. Pedersen has served on the board of directors of various public and private companies and industry associations.

Qualifications

Mr. Pedersen brings to the Board his unparalleled knowledge of the Company and its operations, and his experience in providing innovative technologies and solutions for mission-critical national security programs to U.S. government customers for half a century. In addition to his operational experience, Mr. Pedersen has an in-depth knowledge and understanding of the U.S. government’s mission requirements and related funding priorities.

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Name	Age	Director Since

Kevin M. Phillips	59	2018

Mr. Phillips has served as Chief Executive Officer and President of ManTech and as a member of the board since 2018. In September 2020, Mr. Phillips was elected and appointed as Chairman of the Board. Prior to becoming our Chief Executive Officer, Mr. Phillips served as the Company’s President and Chief Operating Officer from 2016 to 2017 and served as the Company’s Chief Financial officer from 2005 to 2016. Before that, Mr. Phillips served as the Company’s corporate vice president and assistant to the chairman and chief of staff. Mr. Phillips joined the Company in December 2002, when CTX Corporation was acquired by ManTech. Mr. Phillips had served as the chief financial officer of CTX Corporation. Mr. Phillips serves on the board of directors of Northern Virginia Technology Council (NVTC), a technology trade association, and the board of directors of Aerospace Industries Association (AIA).

Qualifications

As an experienced financial and operational expert for government IT service providers, Mr. Phillips brings his broad and deep experience and industry knowledge to his service on the Board. Mr. Phillips has served in senior financial and strategic roles with multiple IT service providers to the government for over 25 years. Specifically with respect to ManTech, Mr. Phillips has a deep understanding of the Company and its operations, and has lead the development of the Company’s strategic vision to drive ManTech’s growth.

Name	Age	Director Since

Richard L. Armitage	75	2005

Mr. Armitage has served as a director of ManTech since 2005. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005, he served as the Deputy Secretary of State, and prior to that assignment he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage is also a former Assistant Secretary of Defense for International Security Affairs, and a former Assistant Secretary of Defense for East Asia and Pacific Affairs. Mr. Armitage has received numerous U.S. military decorations, has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. In 2005, he was awarded a KBE and became a Knight Commander of the Order of St. Michael and St. George. Mr. Armitage was also appointed as an honorary companion to the Order of Australia (Australian Knighthood) and an honorary companion of the New Zealand Order of Merit. In November 2015, Mr. Armitage was awarded the Grand Cordon of the Order of the Rising Sun from Japan. Mr. Armitage served on the board of directors of ConocoPhillips (NYSE: COP), one of the largest integrated energy companies in the United States, from 2006 to 2018.

14	ManTech 2021 Proxy Statement

Qualifications

Mr. Armitage brings to the Board significant leadership experience and industry expertise. Mr. Armitage has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of U.S. government intelligence, military, and civilian agencies, and other matters relating to foreign affairs. His many years of service on our Board, as well as his service on the boards of directors of other public and private companies, give him a significant understanding of the role of the Board and knowledge of the Company and its operations.

Name	Age	Director Since

Mary K. Bush	73	2006

Ms. Bush has served as a director of ManTech since 2006. In 1991, Ms. Bush founded Bush International, a global consulting firm which advises U.S. companies and foreign governments on international financial markets and banking, and global business strategy. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Association (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush currently serves on the boards of directors of Discover Financial Services (NYSE: DFS), T. Rowe Price Group (NASDAQ: TROW) and Bloom Energy (NYSE:BE). Ms. Bush served on the board of Marriott International, Inc. (NYSE: MAR) from 2008 to 2020.

Qualifications

As an experienced financial and operational leader of numerous high-profile institutions in a variety of industries, Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies. Ms. Bush has chaired or served on all significant standing committees of public company boards during her career. Ms. Bush has deep knowledge of financial, investment, and governance matters, and received her MBA in finance from the University of Chicago. Her background and experience, including her experience with public policy matters and providing strategic advisory services in political and international arenas, coupled with her service and leadership in government, afford Ms. Bush with a valuable perspective for service on our Board.

Name	Age	Director Since

Barry G. Campbell	79	2002

Mr. Campbell has served as a director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. Beginning in 1997, he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, plc in 1998.

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Qualifications

As a former senior executive of public companies and companies in our industry, Mr. Campbell brings management experience, leadership capabilities, financial knowledge, and business acumen to our Board. Mr. Campbell has a deep understanding of the Company and its operations, having served on our Board since our initial public offering and chaired our Audit Committee since 2004. Mr. Campbell’s knowledge of our Company, and his financial and operational experience leading comparable companies in our industry through challenges and opportunities that we regularly face, make him a valued and important contributor to our Board.

Name	Age	Director Since

Richard J. Kerr	85	2002

Mr. Kerr has served as a director of ManTech since 2002. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization comprising government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. For seven years Mr. Kerr served on the Independent Monitoring Commission that monitored the Good Friday Agreement in Northern Ireland. Mr. Kerr has previously served on the boards of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc, MITRE Corporation and LexisNexis.

Qualifications

Mr. Kerr brings to the Board significant leadership experience and industry knowledge, particularly within the intelligence community. His continued involvement in the formation of the nation’s security policies has ensured his continued expertise in this area. His many years of service on our Board, as well as his service on the board of directors of other high-profile companies in our industry, gives him a significant understanding of the role of the Board, and knowledge of the Company, its operations, and the markets it serves. His familiarity with and knowledge of issues relating to the operation of certain Company business activities involving programs designated as classified by the U.S. government and his understanding of cyber security risks give him the background to chair our Special Programs Oversight Committee.

Name	Age	Director Since

Peter B. LaMontagne	55	2019

Mr. LaMontagne has served as a director of ManTech since 2019. Since July 2020, Mr. LaMontagne has served as the CEO of Smartronix, an IT and engineering solutions provider. Previously, Mr. LaMontagne served as an operating advisor to M33 Growth, a Boston-based growth equity fund focused on tech services and software investments from April 2019 to June 2020. Mr. LaMontagne also served as the president and chief executive officer of Quantum Spatial, an end-to-end geospatial services company, which was acquired by NV5Global in December 2020. From November 2018 to December 2019, Mr. LaMontagne served as an advisor to Arlington Capital Partners, a private equity firm. From 2012 to 2017, Mr. LaMontagne served as chief executive officer of Novetta Solutions, an advanced analytics technology solutions company, and from 2006 to 2011, served as president and chief executive officer of Paradigm Solutions Corporation, a cyber security and digital forensics firm. Prior to beginning his career in technology-focused businesses, Mr. LaMontagne served as U.S. Foreign Service Officer with the U.S. Department of State, specializing in China and East Asia political and economic affairs, including a posting at the U.S. Embassy in Beijing, China. Mr. LaMontagne currently serves on the board of directors of several private companies.

16	ManTech 2021 Proxy Statement

Qualifications

Mr. LaMontagne brings significant management, leadership capabilities and cyber security and other industry experience to our Board. Mr. LaMontagne also has familiarity with the Company’s operations, having served as an executive at the Company from 1999 to 2006, during which time he helped execute Company’s growth strategy, initial public offering, and expansion into the intelligence community. Mr. LaMontagne’s knowledge of national security and his technology solutions expertise in the federal and commercial arenas, make him a valued contributor to the Board and our Special Programs Oversight Committee.

Name	Age	Director Since

Kenneth A. Minihan	77	2006

Lieutenant General Minihan (Retired) has served as a director of ManTech since 2006. Since 2002, Lieutenant General Minihan has served as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lieutenant General Minihan served as President of the Security Affairs Support Association. Lieutenant General Minihan served for over thirty years in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996, he was a Director of the Defense Intelligence Agency. Among Lieutenant General Minihan’s awards and decorations are the National Security Medal, the Defense Distinguished Service Medal, the Bronze Star, the National Intelligence Distinguished Service Medal, and the Legion of Merit. Lieutenant General Minihan is a founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the boards of directors of Lexis Nexis Special Services Inc. He also is a former member of the board of directors of KEYW Corporation prior to its acquisition by Jacobs Engineering Group Inc (NSYE:JEC) in 2019.

Qualifications

Lieutenant General Minihan brings to the Board an impressive mix of military, government, business, and investment experience in the Company’s industry. His position as Managing Director for Paladin Capital Group also gives Lieutenant General Minihan keen insight into merger and acquisition activity within our industry. Lieutenant General Minihan’s industry knowledge is supplemented by his experience serving on numerous other public and private company boards in the defense and government IT services industry, and as a result he has deep understanding of the role of the Board and the Company, as well as the Company’s addressable markets.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

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EXECUTIVE OFFICERS

We have set forth below the positions, names and ages (as of the Mailing Date) of our current executive officers (other than Kevin Phillips, our Chairman of the Board, CEO and President). Biographical information for each of our executive officers is also presented below. The biographical and other required information for Mr. Phillips is presented in the section of this proxy statement captioned “Information Regarding the Nominees for Election as Directors.”

Our executive officers serve at the discretion of the Board.

Name	Age	Position

Judith L. Bjornaas	58	Executive Vice President and Chief Financial Officer

Ms. Bjornaas has served as our Chief Financial Officer since November 2016. Ms. Bjornaas served as the Company’s Senior Vice President of Financial Planning and Analysis and Deputy Chief Financial Officer from December 2010 until November 2016. Ms. Bjornaas assumed the duties and responsibilities of the Company’s principal accounting officer in August 2012. Prior to joining ManTech, she was the chief financial officer of NCI, Inc., a public company that provided information technology and professional services and solutions to federal government agencies.

Matthew A. Tait	53	Chief Operating Officer

Matt Tait has served as our Chief Operating Office since July 2020. Mr. Tait served as president of the Company’s former Mission Solutions and Services (MSS) business group from July 2018 to June 2020. Before joining the Company in 2018, Mr. Tait held various positions at Accenture plc (NSYE: ACN), Fortune Global 500 company, for almost 20 years, where he most recently served as Senior Managing Director and Defense lead, and in that capacity led initiatives that transformed IT performance for customers in defense, federal civilian, health care and financial sectors. Prior to his time at Accenture, Mr. Tait served ten years as an officer in the U.S. Navy.

Bonnie Cook	62	Executive Vice President of Business Services

Bonnie Cook has served as the Company’s Executive Vice President of Business Services of the Company since July 2020. Ms. Cook served as EVP – Business Operations for the Company’s former MSS business group from February 2014 through June 2020. During her more than 30 years with the Company, Ms. Cook has served in a variety positions of increasing seniority (including positions in finance, business operations, contracts and human resources). Before her employment with the Company, Ms. Cook held controllership positions with other government services providers.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that follows this report. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee Members

Barry G. Campbell, Chairman

Richard L. Armitage

Mary K. Bush

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. These targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply the targets and goals to any other context.

This section describes the compensation for our Chief Executive Officer and Chief Financial Officer in 2020, as well as each of our other two most highly compensated executive officers in 2020, all of whom we refer to collectively as our named executive officers. Our named executive officers for 2020 were: Kevin M. Phillips (our Chairman of the Board, Chief Executive Officer and President), Judith L. Bjornaas (our Executive Vice President and Chief Financial Officer), Matthew A. Tait (our Chief Operating Officer) and Bonnie Cook (Executive Vice President of Business Services).

Executive Summary

Our executive compensation program is based upon a foundation of providing compensation that has a strong relationship to performance, consistent with our compensation philosophy. We regularly evaluate the individual components of our executive compensation program in the context of current and anticipated market conditions, our operational needs and corporate governance requirements, and where necessary or appropriate for our business we will make changes to components of our program. We believe that our executive compensation structure properly incentivizes our executive officers to contribute to the Company’s financial and operational performance and achievements.

We designed the non-discretionary component of our annual incentive compensation program to align the interests of our executives with our stockholders by providing significant incentive payments only where there is objective quantitative evidence of exemplary performance (as demonstrated by our financial results). The discretionary component of our annual incentive compensation program provides us with flexibility to consider qualitative factors (and quantitative factors not included in the non-discretionary component of our program) so that, where appropriate, we can capture and reward the individual performance and contributions of our named executive officers that are not captured by the non-discretionary component of our program.

With regard to the equity component of our executive compensation program, in 2020 the Company granted time-based restricted stock units (time-based RSUs) to our executive officers. The time-based RSUs granted in 2020 vest in three equal annual installments beginning on the first anniversary of the grant date, and will be earned only if the named executive officer is employed with the Company

ManTech 2021 Proxy Statement	19

through the applicable vesting date (or if, before a vesting date, the named executive officer’s employment terminates due to death or disability, in which case the award vests on that date).

In 2020, ManTech demonstrated continued strong financial performance even though we faced unprecedented challenges arising from the COVID-19 pandemic. The global outbreak of the COVID-19 pandemic, along with various measures that local, state and federal governments adopted to mitigate its impact, required us to make changes to our operations so that our employees could continue to support our customers’ mission-critical needs during this period of disruption. As a result of travel restrictions, social distancing guidelines and other efforts that have been adopted by public health officials to mitigate the impact of the COVID-19 pandemic, we altered our operating schedules and staffing plans to accommodate these restrictions while maintaining the ability of our employees to continue to support and work with our customers to the maximum extent possible. The changes include the implementation of telework or other means of remote work for our employees, who support both mission-critical programs and our internal support organization. With respect to our impacted programs that, by their nature, cannot be supported remotely, we have accommodated those customers who have implemented shiftwork or other mitigation protocols by maintaining our workforce in a “mission ready” state.

For the fourth consecutive year we delivered accelerating organic revenue growth, increased profitability, robust cash flow and continued business development momentum. We finished 2020 with revenues of over $2.5 billion, operating income of over $158 million, and cash flow from operations of over $247 million. In 2020, approximately 45% of our contract awards were for new business, and we continued to experience a robust level of proposal activity during the year. Our backlog exceeded $10 billion at the end of 2020. We also exited 2020 in a net positive cash position, with $41 million of cash on hand and $15 million in outstanding borrowings under our $500 million revolving credit facility. For a more detailed description of our fiscal year 2020 financial results, see our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K.

During 2020, our named executive officers led and implemented several important Company initiatives that will further our long-term strategy of providing our customers with differentiated technical capabilities, intimate mission knowledge, and sets of services and solutions that help solve some of their greatest challenges and most complex problems. Key initiatives led that our named executive officers led in 2020 include the following:

•	The formulation and roll-out of our 2023 Strategic Plan;

•	The establishment of a COVID-19 task force to plan and execute responses to the pandemic;

•	An internal reorganization and structural re-alignment; and

•	The implementation of employee and customer engagement initiatives, which helped minimize the impact of the COVID pandemic to the business.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to support the Company’s key business objectives of creating long-term value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation program should provide our executive officers with competitive compensation opportunities that reward contributions to our Company’s financial and operational success, as well as reward exceptional individual achievement where merited. Specifically, per our compensation philosophy, we believe that our executive compensation program should:

•	Be tied in substantial part to the Company’s financial performance, so that our executives are held accountable, through their compensation, for our financial results and operating performance;

20	ManTech 2021 Proxy Statement

•	Be structured to balance short-term and long-term compensation incentives, consistent with the short-term and long-term objectives of the Company;

•	Align the interests of management with shareholders through appropriate equity compensation;

•

Consider qualitative and other quantitative factors beyond the quantitative financial metrics that serve as the basis for the non-discretionary portion of our annual incentive compensation program, in determining whether discretionary bonus payments should be made to individual executives; and

•	Reflect the competitive marketplace, so we are able to attract, retain, and motivate talented executives.

Executive Compensation Setting Process

The Compensation Committee is responsible for setting the compensation of our executive officers. In making executive compensation decisions, the Compensation Committee consults with our CEO and other members of our management team, and relies upon the assistance of EY, which serves as the Compensation Committee’s independent compensation consultant. For additional information about EY, see the Board of Directors and Committees of the Board of Directors section of this proxy statement, under the caption “Compensation Committee.”

The Compensation Committee believes that the input of management is an important part of the executive compensation setting process. As a result, the Compensation Committee requested that management provide initial recommendations with respect to the 2020 compensation packages for each named executive officer. These recommendations included types and amounts of compensation for each executive, as well as appropriate goals for the 2020 performance metrics, which were determined by the Compensation Committee. In setting each executive’s compensation opportunities for 2020, the Compensation Committee considered management’s recommendation in light of, and in addition to, other factors, including the executive’s individual experience, organizational role and job responsibilities, performance, and prior compensation levels, as well as retention and other specific management needs of the Company.

In evaluating the reasonableness of its compensation decisions and the Company’s compensation programs generally, the Compensation Committee takes into account the compensation practices of, and the competitive market for executives at, companies with which we compete. To this end, the Compensation Committee asked EY to perform an analysis of the Company’s executive compensation program, including a review of the overall competitiveness of proposed compensation levels to prevailing market standards for executive officers. The market information included in this analysis was based on published compensation surveys for similarly-sized companies within the business software and services industry (as sorted and refined by EY on a position-by-position basis), as well as proxy analysis of the Company’s compensation peer group, and was used to generate “market consensus” figures for each of our executive officer’s total cash compensation (base salary and annual incentive) and, where available, total direct compensation (total cash compensation plus long-term incentives). Market consensus figures were presented at both the median and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

EY does not identify to the Compensation Committee the individual companies that compose the published survey data for each executive’s position. The Compensation Committee, in consultation with EY and management, determined the compensation peer group used to produce the proxy analysis. The primary basis for selecting the peer group was to identify public companies with which

ManTech 2021 Proxy Statement	21

we compete directly for executive talent, customers, market share, capital, and shareholders. Our compensation peer group for the year comprised the following 14 companies:

• ASGN Incorporated • Booz Allen Hamilton Holding Corporation • CACI International, Inc. • ICF International, Inc. • KBR, Inc.	• Leidos Holding, Inc • MAXIMUS, Inc. • Mercury System, Inc • Parsons Corporation • Perspecta, Inc.	• SAIC Inc. • Unisys Corporation • Vectrus, Inc • VSE Corporation

The Compensation Committee did not consider market consensus figures for the purposes of benchmarking or otherwise targeting any component of executive compensation or total executive compensation at a particular percentile of market; rather the Compensation Committee used market consensus figures as a reference point in its overall determination of the types and amount of compensation to be paid to our executive officers, in light of the Compensation Committee’s own evaluation of the circumstances with respect to each executive officer. Factors that may cause an individual executive’s compensation to fall outside of the market consensus figures presented to the Compensation Committee include competitive factors, the Company’s financial and operating performance, compensation needs associated with hiring executive officers from other companies, the individual executive’s position or performance, the Company’s general view on the appropriate portion of compensation for its executives that should be cash-based, and other factors that may be considered relevant by the Compensation Committee in determining the best way to align our executive officers’ interests with those of our stockholders.

2020 Named Executive Officer Compensation

Our compensation program utilizes three principal types of compensation: base salary, annual cash incentive payments, and long-term incentive compensation. While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally do not represent a significant portion of the total compensation we pay our executives.

Base Salary

We pay our named executive officers base salaries that reflect the requirements of the marketplace. We also may consider an individual executive’s experience, base salary levels over the last several years, organizational alignment, personal performance, or internal pay equity considerations among other factors. The consideration given to each of these factors differs from individual to individual, as deemed appropriate. In March 2020, as part of our regular annual salary setting process, the Compensation Committee approved increases to the base salaries for the Company’s named executive officers. The annual base salaries for Messrs. Phillips and Tait were increased by $50,000 and $25,000, respectively, and the base salary for Ms. Bjornaas was increased by $50,000. Ms. Cook’s annual salary for 2020 was increased to $525,000 in connection with her promotion in July 2020 to the position of Executive Vice President of Business Services. Also during 2020, in light of the uncertainty arising from the COVID-19 pandemic, each named executive officer (other than Ms. Cook, who had not yet been appointed to her role as Executive Vice President of Business Services) voluntarily agreed to forgo all (in the case of Mr. Phillips) or a portion of his or her salary during the first two months of the second quarter of 2020.

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Final 2020 annual base salary levels for our named executive officers are shown in the following chart.

Executive	2020 Base Salary

Mr. Phillips	$1,000,000

Ms. Bjornaas	$700,000

Mr. Tait	$975,000

Ms. Cook	$525,000

Annual Cash Incentive Compensation Program

Our named executive officers have the potential to earn cash payments through our annual incentive compensation program. Our annual incentive compensation program has both non-discretionary and discretionary components. The non-discretionary component of each executive’s annual incentive compensation opportunity was established pursuant to, and governed by, the Company’s 2020 Executive Incentive Compensation Plan (2020 IC Plan). On an annual basis, the Compensation Committee also considers for each executive whether a discretionary bonus payment is appropriate.

We make annual incentive compensation payments in the form of cash rather than equity, as the equity compensation component of our compensation program is designed to provide a longer term incentive for our named executive officers.

Non-Discretionary Incentive Compensation Payments

The material elements of the non-discretionary component of our annual incentive program include:

•	A uniform and systematic process that uses objective and specific measures to determine the amount of incentive compensation to be paid;

•	Performance goals that support the operating objectives for the Company as a whole; and

•

Compensation Committee discretion to adjust the amount of the non-discretionary portion of an executive officer’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals as a result of extraordinary circumstances, or to otherwise further the intent of the 2020 IC Plan.

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Structure of 2020 Non-Discretionary Incentive Opportunities

The 2020 IC Plan used the following Company-level performance measures.

Revenue

Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of the Company. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits.

EBIT	Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders.

Bookings

Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, awarded during the year. Generally, for Indefinite Delivery/Indefinite Quantity contracts, we only include in our bookings executed task orders and an estimate of revenues for solutions that we believe we will be asked to provide in the future under the terms of those contracts for which we have an established pattern of revenues. Awards of new contracts and the renewal of existing contracts are an important measure of our market positioning and future prospects.

For 2020, the non-discretionary annual incentives for each of the named executive officers were based solely on Company-level performance measures. The Compensation Committee initially determined that the non-discretionary annual incentive for Mr. Tait would be determined by both Company-level and business group-level performance measures when he was serving as President of MSS, but later determined (in connection with Mr. Tait’s promotion to Chief Operating Officer) that the non-discretionary annual incentives for Mr. Tait should be based only on Company-level performance measures. By using only Company-level performance measures, the incentives for the named executive officers are balanced for all aspects of the Company’s business to encourage our named executive officers to attend to the entire business and make decisions that benefit the entire Company. The achievement of each performance goal (expressed as a percentage relative to target) is multiplied by a weighting factor, and the resulting products are added to determine an overall performance score. For 2020, the revenue, EBIT and bookings performance measures for the named executive officers were equally weighted. The Company-level performance measures, associated weighting factors, and goals for 2020 are shown in the following table:

Company-Level Performance Measures

Performance Measure	Weighting	Goal (dollars in thousands)

Revenue	33%	$2,500,000

EBIT	33%	$159,000

Bookings	33%	$3,750,000

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The performance score for each of our named executive officers is converted by fixed formula to an annual incentive award amount based on final 2020 base salary. For 2020, the non-discretionary incentive award opportunity under the 2020 IC Plan for our named executive officers at threshold, target, and maximum performance levels is set forth in the following table.

Non-Discretionary Incentive Award Opportunities

Executive	At Threshold Performance Score	At Target Performance Score	At Maximum Performance Score

Mr. Phillips	$250,000	$1,000,000	$1,750,000

Ms. Bjornaas	$150,000	$600,000	$1,050,000

Mr. Tait	$243,750	$975,000	$1,706,250

Ms. Cook	$105,000	$420,000	$735,000

2020 Non-Discretionary Incentive Compensation Results

Calculation of the Company-level performance score used to determine 2020 IC Plan results is shown in the table below.

Performance Measure	Weighting	% Achievement	Performance Score

Revenue	33%	104%	34%

EBIT	33%	97%	33%

Bookings	33%	44%	15%

Company-Level Performance Score			82%

Each of the non-discretionary annual incentive payment opportunities for the named executive officers was based solely on the Company-level performance score. As a result of the achievement of the Company-level performance score, the named executive officers earned the following non-discretionary annual incentive payments under the 2020 IC Plan.

Executive	2020 Non- Discretionary Annual Incentive Payments

Mr. Phillips	$816,700

Ms. Bjornaas	$490,000

Mr. Tait	$796,300

Ms. Cook	$343,000

2020 Discretionary Bonus Payments

As part of our annual incentive compensation program, the Compensation Committee considers whether discretionary bonus payments should be made to our named executive officers. In determining the amount of any discretionary bonus payments, the Compensation Committee may take into account any objective or subjective factors that the Compensation Committee deems appropriate, including individual contributions, retention needs, and other qualitative or quantitative factors not captured by the non-discretionary component of our annual incentive compensation program.

ManTech 2021 Proxy Statement	25

For 2020, the Compensation Committee awarded the following discretionary bonuses to our named executive officers in connection with our annual incentive compensation program.

Executive	2020 Discretionary Payment

Mr. Phillips	$150,000

Ms. Bjornaas	$125,000

Mr. Tait	$125,000

Ms. Cook	$75,000

The discretionary bonus payments were used, as designed, to capture and reward individual performance that the non-discretionary component of our incentive compensation program did not capture. The size of the discretionary bonus for each of the named executive officers was determined based on the Compensation Committee’s assessment of the individual officer’s achievements for the year, including the named executive’s contributions to the planning and execution of the key initiatives described in the Executive Summary. Additionally, the Compensation Committee considered the factors discussed below with respect to each individual executive officer who received a bonus payment.

Named Executive Officer Individual Performance Considerations

Mr. Phillips (President and CEO)

•   Assumption of Chairman of Board responsibilities, in addition to the performance of his CEO & President duties;

•   Leadership of the 2020 internal reorganization and realignment initiative to position the Company to achieve the goals and objectives established by the Company’s 2023 Strategic Plan;

•   Leadership of the Company’s M&A activities; and

•   Establishment of the Company’s a COVID task force to respond to changing employee and customer needs.

Ms. Bjornaas (EVP and CFO)

•   Leadership of the Company’s enterprise-wide initiative to invest in technologies that differentiate the Company’s capabilities and facilitate operational efficiencies;

•   Achievement of exceptional cash flow conversion; and

•   Maintenance of strong, clean and flexible balance sheet capable of supporting the Company’s key capital deployment objectives.

Mr. Tait (Chief Operating Officer)

•   Assumption of Chief Operating Officer responsibilities;

•   Execution of employee, customer, and other stakeholder initiatives during the COVID pandemic to minimize its impact on the Company operations;

•   Achievement of record backlog, despite procurement and bookings delays resulting from the COVID pandemic and heightened protest environment; and

•   Alignment of the Company’s investments in capabilities and key talent with the Company’s objectives in the Company’s 2023 Strategic Plan.

26	ManTech 2021 Proxy Statement

Ms. Cook (EVP of Business Services)

•   Assumption of newly established corporate role of EVP – Business Services;

•   Establishment of uniform procedures, processes and tools to support operations, business development, and recruiting across the enterprise;

•   Improved visibility and support to line managers to enable stronger program execution and improved performance ratings; and

•   Leadership of the consolidation and continued operations of certain functional areas, including contracts, program delivery, talent acquisition, sector human resources, real estate and business finance.

Long-Term Incentive Compensation

We provide long-term incentives to our named executive officers through annual equity grants. The grants are designed to align the interests of our named executive officers with those of our stockholders and provide these executives with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The Compensation Committee approves all equity grants to our named executive officers. In 2020, the Compensation Committee granted equity in the form of time-based RSUs to the NEOs. The equity grants are intended to motivate our executives to create stockholder value and support the Company’s long-term growth.

2020 Time-Based RSUs

The time-based RSUs awarded to the named executive officers vest in three equal annual installments beginning on the first anniversary of the grant date. The following number of time-based RSUs were awarded to our named executive officers in 2020:

Executive	2020 Time- Based RSU Award

Mr. Phillips	57,310

Ms. Bjornaas	15,760

Mr. Tait	27,050

Ms. Cook	6,620

In March 2020, the Company awarded RSUs to each of our named executive officers. In July 2020, the Company awarded Mr. Tait additional RSUs in connection with his promotion to Chief Operating Officer, and awarded Ms. Cook additional RSUs in connection with her promotion to Executive Vice President of Business Services.

Performance-based RSUs Earned in 2020

In 2019, the Company awarded performance-based RSUs to Mr. Tait that provided for a target number of RSUs, with the actual number of RSUs to be earned based upon satisfaction of performance criteria (CAGR for the Company’s revenues and earnings per share and CAGR of revenue and contributions to EPS for the MSS business) over a performance period from January 1, 2019 through December 31, 2020. Based on actual results over the two-year performance period ending December 31, 2020, Mr. Tait earned 11,484 RSUs pursuant to this grant.

ManTech 2021 Proxy Statement	27

Employee Benefits and Perquisites

Our named executive officers generally participate in the same employee benefit programs as our other employees. We do not have any supplemental retirement plan paid for by the Company for our named executive officers. The Company maintains a Section 401(k) plan that is a tax-qualified defined contribution retirement savings plan under which all eligible employees are eligible to participate. Under the terms of the 401(k) Plan, employees can elect to contribute a portion of their compensation to the plan, and contributions are matched by the Company up to specified limits. In 2020, the named executive officers participated in the 401(k) Plan. The Company made matching contributions to the 401(k) Plan in the amounts of $11,423, $7,017, $5,198, and $14,410 for Ms. Bjornaas, Ms. Cook, Mr. Phillips, and Mr. Tait, respectively.

Our executive perquisites generally involve limited expenses and payment of certain insurance premium costs. We do not provide any tax gross ups with respect to perquisites provided to our named executive officers.

Agreements with Our Named Executive Officers

Executive Continuity and Stay Incentive Agreements

The Company maintains Executive Continuity and Stay Incentive Agreements (ECSI Agreements) with our named executive officers. The ECSI Agreements provide for an unvested right to a fixed cash payment (Award) in the event of an automatic conversion of the Company’s Class B Common Stock into shares of the Company’s Class A Common Stock resulting from the death of George J. Pedersen, our co-founder and Chairman Emeritus, pursuant to Section 4.2(e)(5)(i) of the Company’s Second Amended and Restated Certificate of Incorporation (Triggering Event). The term of the ECSI Agreements commenced on the date of execution, and continues until the third anniversary of that date, with automatic annual extensions thereafter unless the Company provides notice of termination, and subject to earlier termination if the executive officer’s employment with the Company terminates (i) for any reason before the Triggering Event, or (ii) for any reason other than a Qualifying Termination (as defined in the ECSI Agreements) on or after the Triggering Event.

Under the terms of the ECSI Agreements, each executive officer referenced above would receive an unvested right to the Award upon the occurrence of the Triggering Event. Vesting and payment of the Award is generally subject to a continued service requirement, with half of the amount of the Award paid on the first anniversary of the Triggering Event and half of the amount of the Award paid on the second anniversary of the Triggering Event, in each case subject to the executive officer’s continued employment with the Company through such time. Notwithstanding this continued service requirement, the full amount of any unpaid portion of an Award will be paid upon the occurrence of a “Change in Control” or a “Qualifying Termination” during the term of the ECSI Agreements and after the date of the Triggering Event. For the purposes of the ECSI Agreements, a Change of Control is deemed to have occurred upon the following events: the acquisition of beneficial ownership of fifty percent or more of the outstanding voting power of the Company’s stock, subject to certain exceptions; if the Company’s incumbent members of the Board at the beginning of any two-year period cease, for any reason, to constitute a majority of the Board, subject to certain exceptions; consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions; or approval by the Company’s stockholders of a complete liquidation or dissolution of the Company. For the purposes of the ECSI Agreements, a Qualifying Termination means a termination of the executive officer’s employment by the Company other than for “Cause” (as defined in the ECSI Agreements) and not due to the executive officer’s death or disability. Cause will be deemed to exist if the executive officer: (i) has been indicted for committing an act of fraud, embezzlement, theft or other act constituting a felony; (ii) willingly engages in illegal conduct or

28	ManTech 2021 Proxy Statement

gross misconduct that significantly and adversely affects the Company; (iii) is unable to maintain a security clearance that is required and essential for the performance of the executive officer’s duties; or (iv) fails to perform the material duties of his or her position (subject to notice and/or cure periods in certain cases).

The ECSI Agreements provide that, to the extent that the part or all of the consideration, compensation or benefits to be paid to the executive officers under the ECSI Agreements would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts will be either provided in full or delivered to such lesser extent which would result in no portion of such amount being subject to excise tax, based on whichever option yields the greater amount, taking into account certain standard tax considerations. Additionally, the ECSI Agreements provide that any amounts payable thereunder are intended to be exempt under Section 409A of the Internal Revenue Code under the “short-term deferral” exemption, and contain standard provisions providing for (among other things) modification of the ECSI Agreements to the extent that the they would trigger any additional tax, penalty or interest imposed by Section 409A, in order to avoid that result while preserving, to the nearest extent reasonably possible, the intended benefit for the executive officers.

As of December 31, 2020, the Award amount for each executive officer under the ECSI agreements is as follows (in each case payable over two years following the occurrence of a Triggering Event, and subject to the continued service condition requirement described above).

Executive	ECSI Agreement Award Amount

Mr. Phillips	$1,500,000

Ms. Bjornaas	$1,200,000

Mr. Tait	$1,500,000

Ms. Cook	$700,000

Other Matters

Say on Pay

At the 2020 annual meeting of stockholders, more than 99% of the advisory votes cast by stockholders on the compensation of our named executive officers (Say-on-Pay) were voted in favor of approving our 2019 named executive officer compensation, as described in our 2020 proxy statement. The Compensation Committee considered the results of this vote, and determined that no changes to our executive compensation policies or decisions should be made in response. Our current policy is to conduct a Say on Pay vote every three years, and unless that policy changes, our next Say on Pay vote will be held at our 2023 annual meeting of stockholders.

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002, which provides for the recovery of certain incentive compensation payments made to our CEO or CFO in the event of an accounting restatement arising because of material non-compliance with financial reporting requirements due to misconduct. No incentive compensation payment to our CEO or CFO has ever been recovered under this provision, and we have not established any other policy regarding the forfeiture or recovery of incentive compensation. We expect to implement a clawback policy in accordance with the requirements of

ManTech 2021 Proxy Statement	29

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations and standards adopted by the SEC and national securities exchanges thereunder.

Hedging and Short-Term Speculative Transactions

Through our insider trading policy, we prohibit any company personnel, including our directors, named executive officers and other employees, from engaging in any short-term, speculative transactions involving Company securities, including buying or selling put or call options, trading in options (other than those granted by the Company), engaging in hedging or monetization transactions, engaging in short sales, and holding securities in margin accounts or pledging securities as collateral. For the purpose of this policy, “hedging” includes purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset (or are designed to hedge or offset) any decrease in the market value of our stock or securities that we grant to our employees as compensation or that the individual holds.

Equity Award Policy

The Compensation Committee has adopted an equity award policy, which establishes the framework for a consistent process for granting equity-based awards. The equity award policy applies to all issuances of equity-based awards by the Company to officers, employees and members of the Board of Directors. The policy provides that equity awards are to be made on established grant dates to minimize the risk that grant decisions are made at a time when the Company is in possession of material, non-public information. The policy also indicates that it is the Company’s intent that no equity awards shall be backdated or otherwise manipulated with respect to the timing of the award in an attempt to benefit an award recipient. Under the policy, the grant dates for equity awards are specified by the policy within fixed time frames, except in specific circumstances where the grant date must occur outside of the prescribed cycle. The Compensation Committee is authorized to approve exceptions to the grant procedures specified in the equity award policy, as it deems appropriate.

30	ManTech 2021 Proxy Statement

SUMMARY COMPENSATION TABLE

In the Summary Compensation Table below, certain cash payments made under our executive compensation program to our named executive officers are reported as follows:

•

The Non-Equity Incentive Plan Compensation column is used to report the non-discretionary incentive payments earned under our Executive Incentive Compensation Plan. Such amounts were calculated and paid based on the achievement of pre-established performance goals.

•	The Bonus column is used to report discretionary bonus amounts paid under our annual incentive program.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards[1] ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All other Compensation ($)[2] (h)	Total ($) (i)

Kevin M. Phillips	2020	820,833	150,000	3,913,700	—	816,700	13,654	5,714,887
Chairman of the Board, President and CEO (Principal Executive Officer)	2019	937,504	181,200	897,640	1,019,340	793,000	6,357	3,835,041
	2018	900,016	—	390,675	626,100	850,000	6,108	2,772,899

Judith L. Bjornaas	2020	664,167	125,000	1,076,250	—	490,000	12,593	2,368,010
EVP and CFO (Principal Financial Officer and Principal Accounting Officer)	2019	637,500	125,000	448,920	509,670	539,000	12,410	2,272,500
	2018	568,752	—	312,540	313,050	500,000	13,394	1,707,737

Matthew A. Tait	2020	936,250	125,000	1,833,019	—	796,300	15,580	3,706,149
Chief Operating Officer	2019	937,500	228,400	897,492	—	696,000	15,066	2,774,458
	2018	483,750	2,100,000	971,809	—	—	1,170	3,556,729

Bonnie Cook	2020	461,083	75,000	448,942	—	343,000	8,187	1,336,213
Executive Vice President of Business Services

[1]

The dollar amounts reflected in these columns represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, of the applicable equity award. For information regarding the valuation assumptions used in computing grant date fair value, refer to the note entitled “Stockholder’s Equity and Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in ManTech’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2020, 2019 and 2018, as applicable.

[2]

All Other Compensation for 2020 consists of the following amounts: (a) matching contributions made to our 401(k) Plan in the amounts of $5,198, $11,423, $14,410 and $7,017 for Mr. Phillips, Ms. Bjornaas, Mr. Tait and Ms. Cook, respectively; and (b) payments of life insurance premiums in the amounts of $1,170 for each of Mr. Phillips, Ms. Bjornaas, Mr. Tait and Ms. Cook. Additional information regarding employer matching contributions to our 401(k) Plan and perquisites is provided in this Proxy Statement under the caption “Compensation Discussion and Analysis - Employee Benefits and Perquisites”.

ManTech 2021 Proxy Statement	31

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1],[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2] (i)	Grant Date Fair Value of Stock and Option Awards ($)[3] (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Kevin M. Phillips
2020 Incentive Compensation Program		250,500	1,000,000	1,750,000
2020 RSU Grant	3/15/2020				57,310	3,913,700

Judith L. Bjornaas
2020 Incentive Compensation Program		150,000	600,000	1,050,000
2020 RSU Grant	3/15/2020				15,760	1,076,250

Matthew A. Tait
2020 Incentive Compensation Program		243,750	975,000	1,706,250
2020 RSU Grant	3/15/2020				15,760	1,076,250
2020 RSU Grant	7/31/2020				11,290	756,769

Bonnie J. Cook
2020 Incentive Compensation Program		105,000	420,000	735,000
2020 RSU Grant	3/15/2020				4,130	282,038
2020 RSU Grant	7/31/2020				2,490	166,905

[1]	The criteria for all awards under our 2020 Executive Incentive Compensation Plan were established under the ManTech International Corporation Management Incentive Plan, 2016 Restatement.

[2]

The numbers of securities included in this column represent time-based RSUs that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. Vesting and continuation of the awards are subject to earlier cancellation in the event of termination of service. All RSUs would fully vest on the officer’s death or disability.

[3]

The amounts in this column reflect the aggregate grant date fair value of each award, as computed in accordance with ASC Topic 718, Compensation - Stock Compensation. See Note 10 to our Consolidated Financial Statements included in ManTech’s 2020 Annual Report on Form 10-K for the valuation assumptions used in computing grant date fair value.

[4]

These amounts represent certain potential payouts under our 2020 Executive Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31. The awards were based on the performance factors described in the Compensation Discussion and Analysis section of this proxy statement, under the caption “Non-Discretionary Incentive Compensation Payments.”

32	ManTech 2021 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable [1] (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2,3] ($) (i)

Kevin M. Phillips	3/15/2020	—	—	—		57,310	5,097,151

	11/1/2019	14,000	28,000	74.87	11/1/2024

	3/15/2019	14,000	28,000	53.52	3/15/2024	11,600	1,031,704

	11/5/2018	20,000	10,000	55.85	11/5/2023

	3/15/2018	20,000	10,000	53.90	3/15/2023	4,000	355,760

	11/6/2017	22,500	—	49.04	11/6/2022

	3/15/2017	22,500	—	36.87	3/15/2022

	11/7/2016					13,394	1,191,262

Judith L. Bjornaas	3/15/2020	—	—	—		15,760	1,401,694

	11/1/2019	7,000	14,000	74.87	11/1/2024

	3/15/2019	7,000	14,000	53.52	3/15/2024	5,800	515,852

	11/5/2018	5,000	5,000	55.85	11/5/2023

	3/15/2018	5,000	5,000	53.90	3/15/2023	2,000	177,880

	11/6/2017	6,000	—	49.04	11/6/2022

	3/15/2017	6,000	—	36.87	3/15/2022

Matthew A. Tait	7/31/2020	—	—	—		11,290	1,004,133

	3/15/2020	—	—	—		15,760	1,401,694

	3/15/2019	—	—	—		11,484	1,021,387

	8/3/2018	—	—	—		5,381	478,586

Bonnie J. Cook	7/31/2020	—	—	—		2,490	221,461

	3/15/2020	—	—	—		4,130	367,322

	11/1/2019	2,267	4,533	74.87	11/1/2024

	3/15/2019	2,267	4,533	53.52	3/15/2024	1,600	142,304

	11/5/2018	4,200	2,100	55.85	11/5/2023

	3/15/2018	4,200	2,100	53.90	3/15/2023	800	71,152

	11/6/2017	3,750	—	49.04	11/6/2022

	3/15/2017	3,750	—	36.87	3/15/2022

[1]

The numbers of securities included in this column represent the unvested portion of stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

ManTech 2021 Proxy Statement	33

[2]

The awards granted to Mr. Phillips, Ms. Bjornaas and Ms. Cook on March 15, 2019, and the awards granted to Mr. Phillips, Ms. Bjornaas, Ms. Cook and Mr. Tait on March 15, 2020, were timed-based RSUs that vest ratably over three years. Similarly the awards granted to Ms. Cook and Mr. Tait on July 31, 2020 were time-based RSUs that vest ratably over three years. The award granted to Mr. Tait on March 15, 2019 were performance-based RSUs and provided for a target number of RSUs, with the actual number of RSUs to be determined and earned based upon the level of achievement of specified performance criteria over the two-year performance period from January 1, 2019 through December 31, 2020. The amount of RSUs that were ultimately earned is reflected in the table. Half of the 26,788 RSUs awarded to Mr. Phillips on November 7, 2016 vested on November 7, 2020 and the remaining half (reflected in the table) will vest on November 7, 2021.

[3]	Based on a per share price of $88.94 (the closing price of our stock on December 31, 2020).

34	ManTech 2021 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#)[2,3,4] (d)	Value Realized on Vesting ($)[2,3,4] (e)

Kevin M. Phillips	—	—	23,194	1,662,030

Judith L. Bjornaas	13,000	441,633	4,900	346,822

Matthew A. Tait	—	—	5,381	379,091

Bonnie J. Cook	—	—	1,600	113,248

[1]	Computed by determining the difference between the market value of our common stock at exercise and the exercise price of the options

[2]

Includes shares that were earned by Mr. Phillips, Ms. Bjornaas and Ms. Cook pursuant to time-based RSUs granted on March 15, 2018, and shares earned by Mr. Tait pursuant to time-based RSUs granted to him on August 3, 2018, in each case which award vests over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grants. 4,000 RSUs vested for Mr. Phillips, 2,000 RSUs for Ms. Bjornaas, 800 RSUs for Ms. Cook and 5,381 RSUs for Mr. Tait pursuant to these grants in 2020.

[3]

Includes shares that were earned by Mr. Phillips, Ms. Bjornaas and Ms. Cook pursuant to time-based RSUs granted on March 15, 2019, in each case which award vests over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grants. 5,800 RSUs vested for Mr. Phillips, 2,900 RSUs for Ms. Bjornaas, and 800 RSUs for Ms. Cook pursuant to these grants in 2020.

[4]	Also includes shares that were earned by Mr. Phillips pursuant to the time-based RSUs granted to him on November 7, 2016. 13,394 RSUs vested pursuant to this grant in 2020.

ManTech 2021 Proxy Statement	35

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Equity Awards and Other Benefits

At December 31, 2020, Ms. Bjornaas, Ms. Cook and Mr. Phillips held unvested stock options that, under the standard terms of our stock option awards, would have become vested on the death or disability of such officer. At December 31, 2020, Mr. Tait held unvested performance-based RSUs (that are earned only if the officer remains employed with the Company throughout the performance period and the requisite performance criteria are met), which provide for the vesting of the award at target levels upon the termination of the officer’s employment due to death or disability. At December 31, 2020, each named executive officer held unvested time-based RSUs (that are earned only if the officer remains employed with the Company through the applicable vesting date), which provide for the accelerated vesting of any unvested portion of the award upon the termination of the officer’s employment due to death or disability. Finally, at December 31, 2020, Mr. Phillips held unvested time-based RSUs granted to him on November 7, 2016, which provide for the accelerated vesting of any unvested portion of the award upon the termination of Mr. Phillips’s employment due to death or disability. Amounts for these and other benefits payable to the named executive officers had they died or become disabled on the last business day of fiscal year 2020 are shown in the following table.

Potential Post-Termination Payments

Name	Termination Event	Severance Payment	Life Insurance Death Benefit[1]	Maximum LTD Annual Benefit[2]	Number of Options Accelerated	Aggregate Spread[3]	Shares of Stock Vested	Market Value for Shares of Stock Vested[3]

Kevin M. Phillips	Death	—	$1,250,000	—	76,000	$1,176,200	72,910	$6,484,615

	Disability	—	—	$180,000	76,000	$1,176,200	72,910	$6,484,615

	Death	—	—	—	—	—	13,394	$1,191,262

	Disability	—	—	—	—	—	13,394	$1,191,262

Judith L. Bjornaas	Death	—	$1,250,000	—	38,000	$1,033,510	28,460	$2,531,232

	Disability	—	—	$180,000	38,000	$1,033,510	28,460	$2,531,232

Matthew A. Tait	Death	—	$1,250,000	—	—	$—	49,831	$4,431,969

	Disability	—	$—	180,000	—	$—	49,831	$4,431,969

Bonnie J. Cook	Death	—	$1,250,000	—	13,266	$367,411.17	11,550	$1,027,257

	Disability	—	—	$180,000	13,266	$367,411.17	11,550	$1,027,257

[1]	Upon the death of the named executive officer on December 31, 2020, the amounts in this column would have been payable from life insurance policies for which the Company paid the premiums.

[2]

Upon the permanent disability of the named executive officer on December 31, 2020, the amounts in this column would have been payable from a disability insurance policy for which the Company pays the premiums. Long-term disability pays 40% of salary, up to a maximum monthly benefit of $15,000.

[3]	Based on a per share price of $88.94 (the closing price of our stock on December 31, 2020).

36	ManTech 2021 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing disclosure regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (exclusive of our principal executive officer), which we refer to as our CEO Pay Ratio. Mr. Kevin Phillips served as our principal executive officer in 2020, and had annual total compensation of $5,714,887, as reported in the Summary Compensation Table included elsewhere in this proxy statement. For 2020, our median employee’s annual total compensation was $105,699. Based on this information, our CEO Pay Ratio for 2020 was 54 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Phillips, we took the following steps:

•

We determined that, as of October 1, 2020, our employee population consisted of approximately 9,149 individuals. This population consisted of our full-time, part-time, and temporary employees, and does not include any independent contractors that we have engaged.

•

To identify the median employee from our employee population, we compared the total amount of compensation paid in 2020 to our active employees as of October 1, 2020, as reflected in our payroll records. We identified our median employee using this compensation measure, which was consistently applied to all employees included in the calculation.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $105,699 .

•	For the annual total compensation of Mr. Phillips, we used the amount reported in the “Total” column (column (i)) of our 2020 Summary Compensation Table included in this Proxy Statement.

The CEO Pay Ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This ratio is not comparable to the ratio reported by other public companies, because each company uses its own assumptions, methodologies and estimates when computing the ratio. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION RISK MANAGEMENT

Management reviews the Company’s overall compensation structure (taking into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of the performance periods under such programs, and the overall relationship of the Company’s compensation programs to the Company’s business risk) annually, or whenever the Company considers new compensation policies or programs for its employees. Management periodically reports the results of its evaluation to the Compensation Committee, including any findings of risk related to the Company’s compensation structure, as well as any factors that may mitigate the risk posed by a particular compensation policy or program. The Compensation Committee considers management’s conclusions in fulfilling its responsibilities with respect to the Company’s executive compensation program. Based on management’s assessment, the Company has concluded that its compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

ManTech 2021 Proxy Statement	37

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm for 2020, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and the independent registered public accounting firm the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2020. The Audit Committee has discussed with D&T those matters required to be discussed by applicable requirements of by the Public Company Accounting Oversight Board.

D&T has provided us with the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews, and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2020 in the Company’s Annual Report on Form 10-K for 2020.

The Audit Committee of the Board of

Directors

Barry G. Campbell, Chairman

Mary K. Bush

Richard J. Kerr

38	ManTech 2021 Proxy Statement

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, subject to the ratification of such appointment by our stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent registered public accounting firm in 2020. To the extent consistent with recommendations public health officials may issue in light of the evolving coronavirus (COVID-19) situation, representatives of D&T will be present at the Annual Meeting, and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

Our Audit Committee charter incorporates the Audit Committee’s policies for pre-approval of audit and permitted non-audit services performed by our independent registered public accounting firm. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the independence of our independent registered public accounting firm.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions, and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to, and ratified by, the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent registered public accounting firm is required to provide backup documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2020, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policies.

ManTech 2021 Proxy Statement	39

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2019 and 2020.

Type of Fees	2019	2020

Audit Fees	$1,833,285	$1,716,126

Audit-Related Fees	71,467	64,800

Tax	34,500	26,491

All Other Fees	3,790	—

TOTAL	$1,943,042	$1,807,417

In the table above, in accordance with the definitions and rules of the SEC, each type of fee is defined as follows.

•

Audit Fees are fees that we were billed by the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

•

Audit-Related Fees consist of fees that we were billed by the Deloitte Entities for professional services for the audit of the financial statements of ManTech MENA LLC – KSA Branch, a subsidiary of ManTech and which are not disclosed under the “Audit Fees” category.

•	Tax Fees are fees that we were billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice, and tax planning.

•	All Other Fees are fees that we were billed by the Deloitte Entities for products and services that were not included in the first three categories.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

40	ManTech 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has established a policy and associated procedures for the review, approval, and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater beneficial owner of the Company’s stock, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company (or any of its subsidiaries) is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

•

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit of the transaction to the Company, and whether the transaction is on terms comparable to an arms-length transaction);

•	any potential impact on a director’s independence; and

•	public disclosure issues, including any anticipated public perception issues related to the disclosure.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for management to follow in those continuing dealings with the Related Party. In such cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationship or transaction to ensure it complies with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are Related Parties because of their familial relationships and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the threshold amount for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules, and regulations.

Related Party Transactions

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of Mr. George Pedersen, our cofounder and Chairman Emeritus. Ms. Lancaster has been employed by the Company on a full-time basis since 1986. For 2020, Ms. Lancaster received salary compensation of $161,299 and a bonus of $31,116. For 2021, we expect that the amount of Ms. Lancaster’s compensation will again exceed $120,000.

ManTech 2021 Proxy Statement	41

Retention Agreement

We entered into a retention agreement with Mr. Pedersen at the time of our initial public offering in 2002. The retention agreement was for an indefinite term, provided for a minimum annual base salary amount and entitled Mr. Pedersen to receive certain benefits and perquisites on the same terms provided in previous years. Under his retention agreement if Mr. Pedersen was terminated without cause, he was entitled to a lump sum amount equal to his base salary.

On September 1, 2020, Mr. Pedersen retired from his role as the Company’s Executive Chairman and stepped down from serving as the Company’s Chairman of the Board; therefore the retention agreement with Mr. Pedersen is no longer in effect. Following this retirement, Mr. Pedersen has received, and will continue to receive, certain benefits that he received while employed by the Company.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in 2020 were officers or employees of the Company or former officers of the Company, and no members of our Compensation Committee had any relationship with the Company during 2020 requiring disclosure as a related party transaction under applicable SEC rules.

None of our executive officers in 2020 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

42	ManTech 2021 Proxy Statement

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of the Record Date by each of the following:

•	Our named executive officers (identified in the Summary Compensation table)

•	Our directors and director nominees

•	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 2251 Corporate Park Drive, Herndon, VA 20171.

Name	Class A Common Stock			Class B Common Stock
	Total Shares Beneficially Owned[1]	Number of Option Shares[1]	Percent of Class[2]	Total Shares Beneficially Owned	Percent of Class	Total Voting Power[2,3]

George J. Pedersen[4]	—	—	—	13,176,695	100%	82.8%

Judith L. Bjornaas	66,663	48,000	*	—	—	*

Kevin M. Phillips	250,469	137,000	*	—	—	*

Matthew A. Tait	18,529	—	*	—	—	*

Bonnie J. Cook	33,019	24,800	*	—	—	*

Richard L. Armitage	4,000	—	*	—	—	*

Mary K. Bush	10,150	—	*	—	—	*

Barry G. Campbell	17,300	—	*	—	—	*

Richard J. Kerr	33,677	—	*	—	—	*

Peter B. LaMontagne	8,000	—	*	—	—	*

Kenneth A. Minihan	19,000	—	*	—	—	*

All directors and executive officers as a group (10 person):	460,807	209,800	*	13,176,695	100%	83.0%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after the Record Date comprise the number of shares listed under the column Number of Option Shares, and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column Total Shares Beneficially Owned.

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

[4]

Includes (i) 33,767 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and as to which Mr. Pedersen disclaims beneficial ownership, and (ii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

ManTech 2021 Proxy Statement	43

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2020.

Name and Address	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Outstanding Class A Common Stock[1]	Percent of Outstanding Class B Common Stock[1]	Total Voting Power[1]

George J. Pedersen	13,276,696			100%	83.5%

2251 Corporate Park Drive, Herndon, VA 20171

BlackRock, Inc	4,599,607	[2]	16.9%		2.9%

55 East 52nd Street, New York, NY 10022

The Vanguard Group, Inc	3,252,734	[3]	11.9%		2.0%

100 Vanguard Boulevard, Malvern, PA 19355

Dimensional Fund Advisors	1,724,081	[4]	6.3%		1.1%

6300 Bee Cave Road, Austin TX 78746

EARNEST Partners, LLC	1,579,049	[5]	5.8%		1.0%

1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309

JPMorgan Chase & Co.	1,377,655	[6]	5.0%		0.9%

338 Madison Avenue New York, NY 10022

[1]

Based on 27,294,361 shares of Class A Common Stock and 13,176,695 shares of Class B Common Stock outstanding on December 31, 2020. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

[2]

As reported on a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2021. According to such Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 4,477,886 shares and sole dispositive power with respect to all 4,599,607 shares. Based on information contained in the Schedule 13G/A, BlackRock is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

44	ManTech 2021 Proxy Statement

[3]

As reported on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021. According to such Schedule 13G/A, The Vanguard Group, Inc. shared voting power with respect to 42,358 shares, shared dispositive power with respect to 63,334 shares, and sole dispositive power with respect to 3,189,400 shares. Based on the information contained in the Schedule 13G/A, The Vanguard Group, Inc. is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which hold less than 5% of the outstanding shares of common stock: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia, Ltd.; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited.

[4]

As reported on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2021. According to such Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 1,690,324 shares and sole dispositive power with respect to all 1,724,081 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

[5]

As reported on a Schedule 13G/A filed by EARNEST Partners, LLC on February 16, 2021. According to such Schedule 13G/A, EARNEST Partners, LLC has sole voting power with respect to 983,426 shares and sole dispositive power with respect to all 1,579,049 shares.

[6]

As reported on a Schedule 13G filed by JPMorgan Chase & Co. on February 13, 2021. According to such Schedule 13G/A, JPMorgan Chase & Co. has sole voting power with respect to 1,289,125 shares, shared voting power with respect to 3,195 shares, sole dispositive power with respect to 1,368,514 shares and shared dispositive power with respect to 3,830 shares. JPMorgan Chase & Co. is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: J.P Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; J.P. Morgan (Suisse) SA; and J.P. Morgan Trust Company of Delaware.

ManTech 2021 Proxy Statement	45

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 2251 Corporate Park Drive, Herndon, VA 20171, no later than December 17, 2021. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words.

Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2022 Annual Meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. To be considered timely for purposes of our 2022 Annual Meeting, such notice must be delivered no earlier than December 17, 2021 and no later than February 15, 2022. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2022 Annual Meeting of Stockholders. However, if we determine to change the date of the 2022 Annual Meeting of Stockholders by more than 30 days from May 21, 2022, we will provide stockholders with a reasonable amount of time before we begin to print and mail our proxy materials for the 2022 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

46	ManTech 2021 Proxy Statement

INCORPORATION BY REFERENCE AND OTHER INFORMATION

We have included our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department at the address shown below.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including the financial statements, financial statement schedules, and exhibits), without charge, by sending a written request to the Investor Relations department, at ManTech International Corporation, 2251 Corporate Park Drive, Herndon, VA 20171, or by calling (703) 218- 6000.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Investor Relations section of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

Kevin M. Phillips

Chairman of the Board, CEO and President

Herndon, Virginia

April 16, 2021

ManTech 2021 Proxy Statement	47

MANTECH INTERNATIONAL CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 21, 2021 (This Proxy is solicited by the Board of Directors of the Company)                The undersigned stockholder of ManTech International Corporation hereby appoints Kevin M. Phillips, Jeffrey S. Brown and Michael R. Putnam, or any one of them, his/her true and lawful agents and proxies, each with the full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at 2251 Corporate Park Drive, Herndon, Virginia 20171, on Friday, May 21, 2021 at 11:00 a.m. (EDT). WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF MANTECH INTERNATIONAL CORPORATION May 21, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://investor.mantech.com/annual-meeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 20830000000000000000 4 052121 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” IN PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     1. Proposal 1 – Election of Directors: FOR AGAINST ABSTAIN     2. Proposal 2 – Ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.    FOR ALL NOMINEES NOMINEES: George J. Pedersen Kevin M. Phillips 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. WITHHOLD AUTHORITY FOR ALL NOMINEES Richard L. Armitage Mary K. Bush Barry G. Campbell FOR ALL EXCEPT (See instructions below)    Richard J. Kerr Peter B. LaMontagne    Kenneth A. Minihan The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.    INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:     To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    Signature of Stockholder    Date: Signature of Stockholder Date:    Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.